 EXHIBIT 10.12

EQUITY PURCHASE AGREEMENT

by and among

GROVE, INC.;

CYGNET ONLINE, LLC;

AND

ERIC HANIG

Dated as of April 1, 2022

-I-

(continued)

-II-

(continued)

Page

ARTICLE VI. Representations and warranties of buyer	38

Section 6.01. Organization of Buyer	39

Section 6.02. Authority of Buyer	38

Section 6.03. No Conflicts; Consents	39

Section 6.04. Brokers	39

Section 6.05. Legal Proceedings	39

ARTICLE VII. Covenants	39

Section 7.01. [Reserved]	39

Section 7.02. [Reserved]	39

Section 7.03. Confidentiality	39

Section 7.04. Non-competition; Non-solicitation	40

Section 7.05. Governmental Approvals and Consents; Closing Conditions	41

Section 7.06. Public Announcements	41

Section 7.07. Post-Closing Audit	41

Section 7.08. Receivables	41

Section 7.09. Further Assurances	42

Section 7.10. Release	42

Section 7.11. Certain Tax Matters.	42

ARTICLE VIII. [INTENTIONALLY LEFT BLANK]	45

ARTICLE IX. Indemnification	45

Section 9.01. Survival	45

Section 9.02. Indemnification By Seller	45

Section 9.03. Indemnification By Buyer	46

-III-

(continued)

-IV-

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2022, by and among Grove, Inc., a Nevada corporation (“Buyer”), Cygnet Online, LLC, a Deleware limited liability company (the “Company”), and Eric Hanig (the “Seller”). The Buyer, the Seller, and the Company are sometimes each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is engaged in the business of operating as a third-party reseller focused on the sale of health products, over-the-counter- medicines, and nutritional supplements (the “Business”);

WHEREAS, the Seller owns one hundred percent (100%) of the issued and outstanding Equity Securities of the Company (the “Company Securities”);

WHEREAS, the Company owes approximately $6,400,000 as of February 28, 2022, of seller debt and prior seller debt on the business to Get Fit Fast Supplements, LLC and to Umpqua Bank (the “Indemnified Debt”), as specially identified on Section 4.04 of the Disclosure Schedules;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Buyer desires to purchase from Seller, and the Seller desires to sell to Buyer, certain of the Company Securities, free and clear of all Liens and in exchange for the consideration more particularly described herein; and

NOW, THEREFORE, in consideration of the above premises, the respective representations, warranties, covenants, and agreements hereinafter set forth and set forth in the other Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” has the meaning set forth in Section 4.14.

“Acquired Company” has the meaning set forth in the recitals.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.04.

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“Allocation Statement” has the meaning set forth in Section 2.04.

“Assessment” has the meaning set forth in Section 4.22(g).

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” has the meaning set forth in Section 4.21(a).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which national commercial banks located in Nevada are authorized or required by Law to remain closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 9.02.

“Buyer-Prepared Tax Returns” has the meaning set forth in Section 7.14(e).

“Cash Consideration Amount” has the meaning set forth in Section 2.02(a)(i).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital Statement” has the meaning set forth in Section 2.03(a)(i).

“Closing Working Capital” means the result (whether positive or negative) equal to (a) the sum of the Company’s current assets, minus (b) the sum of the Company’s current liabilities, calculated according to GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Parties” means the Seller and the Acquired Company.

“Company Securities” has the meaning set forth in the recitals.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Convertible Note” has the meaning set forth in Section 2.02(a)(iii).

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“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.03(d).

“Earn-Out Payment” has the meaning set forth in Section 2.07(a).

“Earn-Out Period” means the twelve (12) month period ending December 31, 2022.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company’s assets or its business as presently conducted or as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 116 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq), the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.), any state or local counterpart or equivalent of any of the foregoing, and any federal, state or local transfer of ownership notification or approval statutes.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Securities” means with respect to any Person, all (a) units, capital stock, partnership interests or other equity interests (including classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by issuer thereof or the governing body of its Affiliate, as the case may be, including rights, powers, and/or duties different from, senior to or more favorable than existing classes, groups and series of units, stock and other equity interests and including any so-called “profits interests”) or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity or similar rights to participate in profits, (b) warrants, options or other rights to purchase or otherwise acquire, or contracts or commitments that could require the issuance of, securities described in the foregoing clauses of this definition, and (c) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Financial Statements” has the meaning set forth in Section 4.04.

“Fundamental Representations” has the meaning set forth in Section 9.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Hazardous Substances” means: (i) those substances included within the definitions of any one or more of the terms “Hazardous Substances,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants,” as such terms are defined under the Environmental Laws, or any of them; (ii) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (v) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids; (vi) radon; (vii) any other hazardous or radioactive substance, material, pollutant, contaminant or waste; and (viii) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation.

“Indebtedness” means with respect to the Company and as of a given time and without duplication, determined, to the extent applicable, on a consolidated basis, all payment obligations in respect of: (a) all indebtedness for borrowed money of the Company and all Liabilities of the Company evidenced by notes, promissory notes, debentures, bonds or similar instruments, including, but not limited to, amounts due pursuant to any loans from landlords or to the Company’ lenders excluding the effect of capitalized loan issuance costs; (b) all Liabilities of the Company in respect of deferred purchase price for property or services, including capital leases (and leases that would be required to be capitalized under GAAP), earn-out payments and seller notes, but not including current accounts payable or accruals as determined in accordance with GAAP to the extent included as current liabilities in Closing Working Capital determined pursuant to Section 2.03; (c) all Liabilities of the Company under conditional sale or other title retention Contracts; (d) all Liabilities of the Company in respect of each drawn upon letter of credit, banker’s acceptance or similar credit instrument and any reimbursement Contracts with respect thereto; (e) all Liabilities of the Company under interest rate cap Contracts, interest rate swap Contracts, foreign currency exchange Contracts or other hedging Contracts (including brokerage costs thereto); (f) any indebtedness of the types described in this definition other than this clause (f) of another Person that is secured by an Encumbrance on the equity, property or assets of the Seller; (g) any Liabilities of another Person guaranteed in any manner by the Seller, except for ordinary course indorsements of negotiable instruments; (h) all costs to service deferred revenue; (i) all unaccrued or accrued but unpaid management fees, (j) all unaccrued or accrued 401(k) liabilities, (k) all unclaimed property (whether recorded as such or in outstanding checks or in accounts payable or in accrued expense); (l) all unaccrued or accrued but unpaid wages, discretionary bonuses, commissions or other compensation payable to directors, employees and independent contractors, and all Liabilities of the Company related thereto, except to the extent included as current liabilities in Closing Working Capital determined pursuant to Section 2.03 and (m) any accrued but unpaid principal, interest, fees and other expenses owed in respect of items (a) through (l) above, and including any call premium, prepayment or other penalty or premium or fee due upon repayment thereof, commitment or other fees, sale or liquidation participation amounts, reimbursements, indemnities, and all other amounts payable in connection therewith.

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Indemnified Taxes” means (a) any and all Taxes imposed on or with respect to any of the Company Parties (i) attributable to any Pre-Closing Tax Period or (ii) in the case of a Straddle Period, attributable to any Pre-Closing Straddle Period, (b) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any of the Company Parties is or was a member on or prior to the Closing Date, and (c) any and all Taxes of any Person (other than the Company Parties) imposed on or with respect to any of the Company Parties as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

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“Independent Accountant” has the meaning set forth in Section 2.03(d).

“Insurance Policies” has the meaning sect forth in Section 4.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights and all other rights corresponding thereto throughout the world; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, customer lists, customer contact information, customer correspondence, customer licensing and purchasing histories, product designs, business plans, product roadmaps, works of authorship, and documentation relating to any of the foregoing and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) Software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related software, specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by the Company to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property to which Company is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by the Company.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 2.06.

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“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“Key Employees” means Eric Hanig, Melanie Hanig, Melanie Heaton and Rubin Ambergey.

“Key Employee Agreements” has the meaning set forth in Section 3.02(a)(i).

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of the Seller after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.11(e).

“Leases” has the meaning set forth in Section 4.11(e).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, out of pocket costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the out of pocket cost of pursuing any insurance providers, including but not limited to reasonable attorney’s fees actually incurred.

“Material Adverse Effect” means any effect or effects arising from or relating to any event, occurrence, act or omission that is, individually or in the aggregate, materially adverse to (a) the Business, results of operations or assets of the Company, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis and as contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any effect arising from any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any change affecting general national, international or regional political, economic, financial or capital market conditions, including any disruption thereof and any decline in the price of any security or any market index or any changes in interest or exchange rates; (ii) any change generally affecting the industries in which the Company operates in the United States; (iii) any change in Law or GAAP, or any enforcement, implementation or interpretation thereof; (iv) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening thereof; (v) any natural or man-made disaster or acts of God; (vi) the COVID-19 virus or pandemic and any effects thereof or therefrom; (vii) any change relating to or arising from the execution of this Agreement or the announcement of the transactions contemplated hereby or thereby; (viii) any breach by the Buyer of any provision of this Agreement; and/or (ix) the taking of any action contemplated or permitted by this Agreement or taken at the request of the Buyer; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, act or omission has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates.

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“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.15(b).

“Material Suppliers” has the meaning set forth in Section 4.15(a).

“Multiemployer Plan” has the meaning set forth in Section 4.21(c).

“Net Revenue” has the meaning of total revenue minus discounts, returns and intercompany sales.

“Open Source Software” has the meaning set forth in Section 4.12(i).

“Ordinary Course of Business” or “ordinary course of business” means, with respect to a Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, and (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Organizational Documents” means, with respect to any Person that is an entity, such Person’s organizational documents, including the certificate of organization, incorporation or partnership, bylaws, operating agreement or partnership agreement, joint venture and trust agreements, and any similar governing documents of any such Person.

“Owned Real Property” has the meaning set forth in Section 4.11(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.03(a)(ii).

“Post-Closing Straddle Period” has the meaning set forth in Section 7.14(a).

“PPP Loans” means any and all loans obtained by the Company under the Payment Protection Program.

“Pre-Closing Straddle Period” has the meaning set forth in Section 7.14(a).

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“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Privilege Period” has the meaning set forth in Section 7.14(c).

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Overpayment” has the meaning set forth in Section 2.03(g)(ii).

“Purchased Securities” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.21(c).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of any Hazardous Substances into or through the environment, including, without limitation, ambient air (indoor and outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure facility or fixture.

“Released Parties” has the meaning set forth in Section 7.10.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.03(c).

“Restricted Business” means any of the following: (i) the Business; and (ii) any business selling goods or services which are the same or substantially the same as goods or services sold by the Company during the five (5) year period immediately preceding the Closing Date (“Competitive Goods and Services”).

“Restricted Period” has the meaning set forth in Section 7.04.

“Review Period” has the meaning set forth in Section 2.03(b).

“Safety Requirements” means all Laws, Governmental Orders and contractual obligations concerning public health or safety, or worker health or safety.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 9.03.

“Seller-Prepared Tax Returns” has the meaning set forth in Section 7.14(d).

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“Seller Transaction Expenses” means the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of the Company, Seller, or any of their respective Affiliates in connection with the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or relating to bonuses, in each case, that have not been paid as of the Closing or thereafter, including (i) all fees and expenses (including fees and expenses of legal counsel, accountants, investment bankers or other professional advisors) actually incurred by the Company or Seller in connection with the negotiation, execution and consummation of this Agreement or in connection with obtaining consents, approvals and waivers of any Person on behalf of the Company or Seller in connection with the transactions contemplated by this Agreement, (ii) any change in control payments, sales bonus payments or similar payments made or to be made by the Company or Seller in connection with or resulting from the Closing, together with any employment Taxes related to any of the foregoing, (iii) any fees or expenses associated with obtaining the release and termination of any Liens, (iv) all brokers’ or finders’ fees, and (v) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts.

“Single Employer Plan” has the meaning set forth in Section 4.21(d).

“Software” means all computer programs (whether in source code or object code form), data bases, compilers, compilations, software libraries, source code annotations, software architecture designs, layouts and development tools and the programmers’ notes or logs, user, operator and training manuals or documentation, build instructions, and information related to any of the foregoing.

“Statement of Objections” has the meaning set forth in Section 2.03(c).

“Straddle Period” has the meaning set forth in Section 7.14(a).

“Subsidiary” of any Person means another Person with respect to which such Person owns, directly or indirectly, at least 50% of the capital stock, capital interests, profits interests or other equity or has the power, directly or indirectly, to elect a majority of the members of the board of directors (or similar governing body).

“Target Closing Working Capital” means One Million One Hundred Thousand ($1,100,000) Dollars.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, escheat, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Matter” has the meaning set forth in Section 7.14(i).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Territory” means the United States.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Transaction Documents” means this Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transfer Taxes” means any sales, use, stock transfer, unit transfer, value added, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated by the Transaction Documents.

“Union” has the meaning set forth in Section 4.22(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law.

ARTICLE II.

PURCHASE, SALE AND CONTRIBUTION

Section 2.01. Purchase and Sale of the Purchased Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall purchase and acquire from the Seller, and the Seller shall sell, transfer, convey and deliver to the Buyer, Fifty-Five (55.00%) Percent of the issued and outstanding Company Securities (the “Purchased Securities”), free and clear of all Encumbrances.

Section 2.02. Purchase Price. Subject to adjustment pursuant to Section 2.03 the aggregate consideration for the Purchased Securities shall be Six Million Fifty Thousand Dollars ($6,050,000) plus the Earn-Out Payment, if any (the “Purchase Price”).

(a) The Purchase Price shall be comprised of the following:

(i) One Million Five Hundred Thousand Dollars ($1,500,000) less: (i) Seller Transaction Expenses as of the Closing Date (which Buyer shall instead pay to the parties and in the amounts described in the Payment Schedule) (collectively, the “Cash Consideration Amount”);

(ii) Two Million Five Hundred Fifty Thousand Dollars ($2,550,000) payable in the aggregate to Seller by the issuance of shares of restricted common stock of Buyer (the “Rollover Equity”), valued at the 5-day trailing weighted average closing price of the Buyer’s common stock as quoted on Nasdaq on the Closing Date;

(iii) A non-negotiable convertible promissory note in the original principal amount of Two Million Dollars ($2,000,000) issued by the Buyer to the Seller (the “Convertible Note”), which Convertible Note is convertible into shares of restricted common stock of Buyer at a price of Six Dollars ($6.00) per share and is payable in full, to the extent not previously converted, on February 15, 2023;

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(iv) The Earn-Out Payment, payable to Seller upon the achievement of certain Net Revenue milestones pursuant to the terms of Section 2.07.

(v) At the Closing , Buyer shall deliver or cause to be delivered to (on behalf of the Seller) to each Person identified on the Payment Schedule (i) the amount of Indebtedness owed by the Seller to such Persons as set forth in payoff letters delivered by Seller to Buyer at least 2 Business Days prior to the Closing Date and (ii) the amount of Seller Transaction Expenses due to such Persons as identified in the Payment Schedule as set forth in payoff letters or final invoices delivered by Seller to Buyer at least 2 Business Days prior to the Closing Date.

Section 2.03. PurchasePrice Adjustment.

(a) Post-Closing Adjustment.

(i) Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement, setting forth Buyer’s calculation of Closing Working Capital and the Purchase Price resulting therefrom (the “Closing Working Capital Statement”), prepared in accordance with the definitions in this Agreement.

(ii) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Target Closing Working Capital. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment. If the Post-Closing Adjustment is a positive number, then Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment.

(b) Examination. After receipt of the Closing Working Capital Statement, Seller shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and its Representatives shall have reasonable access to the relevant books and records of Company and Buyer, the relevant personnel of Buyer and/or Buyer’s Representatives to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below); provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(c) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

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(d) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”) shall be submitted for resolution to an accountant mutually agreed to by the Buyer and Seller (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. Each party represents and warrants to the other that the Independent Accountant has not provided any services within the past five (5) years to such party, to its Affiliates or to any Person directly or indirectly owning any equity interest in such party or any of its Affiliates.

(e) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(f) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(g) Payment of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall be due (x) within 5 Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within 5 Business Days of the resolution described in clause (v) above.

(i) If the Post-Closing Adjustment as finally determined pursuant to this Section 2.03 is a positive number, the Buyer shall promptly (but in any event within 5 Business Days after the final determination thereof) deliver to the Seller the amount of such excess by wire transfer of immediately available funds to an account or accounts designated by the Seller.

(ii) If the Post-Closing Adjustment as finally determined pursuant to this Section 2.03 is a negative number (the “Purchase Price Overpayment”), the Seller shall promptly (but in any event within 5 Business Days after the final determination thereof) deliver to the Buyer the amount of such Purchase Price Overpayment by wire transfer of immediately available funds to an account or accounts designated by the Buyer.

(h) Adjustment for Tax Purposes. Any payments or adjustments made pursuant to this Section 2.03 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

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Section 2.04. Allocation of Purchase Price. Not later than 90 days after the Closing Date, the Buyer shall prepare and deliver to Seller a schedule (the “Allocation Statement”) allocating the Purchase Price (and any other amounts properly taken into account in the amount realized by Seller or cost basis to the Buyer) among the assets of the Company for all purposes (including Tax and financial accounting) in accordance with Code Section 1060 and applicable Treasury Regulations and following the guidelines and principles set forth in Exhibit B hereto (the “Allocation Schedule”). If the Seller notifies the Buyer in writing within 30 days following Seller’s receipt of the Allocation Statement that the Seller objects to one or more items reflected in the Allocation Statement, then Seller and the Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and the Buyer are unable to resolve any dispute with respect to the Allocation Statement within 30 days following Seller’s objection, such dispute shall be resolved by the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne equally by the Seller, on the one hand, and the Buyer, on the other hand. The Buyer will prepare and deliver to Seller from time to time revised copies of the Allocation Statement so as to report any matters that may need updating (including purchase price adjustments, if any) and such revised Allocation Statement shall be subject to review by Seller in accordance with the terms of this Section 2.04. The parties hereto (and their Affiliates) shall prepare and file all Tax Returns and reports, including IRS Form 8594, on a basis consistent with the final Allocation Statement and shall make consistent use of the allocation as set forth on the Allocation Statement for all Tax purposes, unless otherwise required by applicable Law. None of the parties hereto, nor any of their respective Affiliates, shall take any position on any Tax Return (including IRS Form 8594), before any Taxing Authority, Governmental Authority or in any judicial or other Action which is inconsistent with such allocation of the Purchase Price unless required to do so by applicable Law, including determining the portion of the gain or loss recognized by the Seller that is attributable to “unrealized receivables” and “inventory items” as such terms are defined in Code Section 751.

Section 2.05.Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.06.Intended Tax Treatment.The parties hereto agree that the transactions contemplated by this Agreement shall be treated for federal income Tax purposes (and, where applicable, state income Tax purposes) as (the “Intended Tax Treatment”) as a sale by the Seller of the Purchased Securities in exchange for the Purchase Price, to be reported for Tax purposes in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432. The Parties agree to report the consummation of the transactions contemplated hereby in a manner consistent with the Intended Tax Treatment in all respects.[1]

Section 2.07. Earn Out.

(a) Earn-Out Payments. As additional consideration for the Purchased Securities, Buyer shall pay to Seller with respect to the Earn-Out Period an amount, if any (the “Earn-Out Payment”), equal to Seven (7.00%) Percent of the amount by which Company’s Net Revenue during such Earn-Out Period exceeds Forty Million Dollars ($40,000,000), capped at Seven Hundred Thousand Dollars ($700,000).

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(b) Procedures Applicable to Determination of the Earn-out Payment.

(i) On or before the date which is one hundred twenty (120) days after the last day of the Earn-Out Period (such date, the “Earn-Out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (the “Earn-Out Calculation Statement”) setting forth in reasonable detail its determination of Net Revenue for the Earn-Out Period and the resulting Earn-Out Payment (the “Earn-Out Calculation”).

(ii) Seller shall have thirty (30) days after receipt of the Earn-Out Calculation Statement (the “Earn-Out Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein. During the Earn-Out Review Period, Seller and its accountants shall have the right to inspect Buyer’s books and records during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Net Revenue and the resulting Earn-Out Payment. Prior to the expiration of the Earn-Out Review Period, Seller may object to the Earn-Out Calculation set forth in the Earn-Out Calculation Statement by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Buyer. Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as to the extent reasonably determinable the amount in dispute. If Seller fail to deliver an Earn-Out Calculation Objection Notice to Buyer prior to the expiration of the Earn-Out Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall be final and binding on the parties hereto. If Seller timely delivers an Earn-Out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Net Revenue and the Earn-Out Payment. If Buyer and Seller are unable to reach agreement within thirty (30) days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant (as defined below). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. Each of Buyer and Seller also may deliver to the Independent Accountant such information as each may deem appropriate for such accountant’s consideration of the disputed items. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations or information provided by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of Net Revenue that is the subject of the applicable Earn-Out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto absent manifest error. The fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in proportion to the amounts by which their calculation of Net Revenue differs from Net Revenue, as finally determined by the Independent Accountant.

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(iii) Timing of Payment of Earn-Out Payments. Subject to Section 2.07(b)(v), with respect to any Earn-Out Payment that Buyer is required to pay pursuant to Section 2.07(a) hereof, Buyer shall, within five (5) Business Days following the date upon which the determination of the Earn-Out Payment becomes final and binding upon the parties (including any final resolution of any dispute raised by Seller in an Earn-Out Calculation Objection Notice), make payment to Seller of Fifty (50.00%) Percent of said Earn-Out Payment by wire transfer of immediately available funds to an account or accounts designated by the Seller, and Fifty (50.00%) Percent of said Earn-Out Payment in additional Rollover Equity in Buyer valued at the lower of Six Dollars ($6.00) per share or the 5-day trailing average closing price of the Buyer’s common stock on Nasdaq on the 90th day after the close of the Company’s 2022 calendar year.

(iv) Post-closing Operation of the Business. Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Business; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the effect of avoiding or reducing any of the Earn-Out Payment hereunder. Notwithstanding the foregoing, Buyer has no obligation to operate the Business in order to achieve any Earn-Out Payment or to maximize the amount of any Earn-Out Payment.

(v) Right of Set-off. Buyer, upon at least 10 days advance written notice to Seller setting forth the grounds for such set-off, shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section or Section 2.02(a)(iii) the amount of any Losses to which any Buyer Indemnified Party may be entitled under ARTICLE IX of this Agreement or any other Transaction Document.

(vi) No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, (ii) Seller shall not have any rights as a securityholder of Buyer as a result of Seller’s contingent right to receive any Earn-Out Payment hereunder, and (iii) no interest is payable with respect to any Earn-Out Payment, unless the same is not paid timely, in which event interest shall accrue on the unpaid amount from the date due until the date paid at that per annum interest rate which is the variable prime rate, as published from time to time in the Wall Street Journal (or if not so published, then Bank of America’s variable prime rate), plus three percent.

ARTICLE III.

CLOSING

Section 3.01. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution hereof (the “Closing Date”). In lieu of an in-person Closing, unless otherwise agreed to by the parties, the Closing shall be accomplished by email portable document format (*.pdf) transmission of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals (where needed) to be delivered promptly following the Closing.

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Section 3.02. Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following items to be executed and delivered by the Seller, and Seller shall exercise commercially reasonable efforts to cause third parties to provide the following items to be provided and/or signed by third parties:

(i) employment agreements, in a form acceptable to the Buyer (collectively, the “Key Employee Agreements”), executed by each of the Key Employees and the Company.

(ii) duly executed unit powers or similar instruments of assignment and conveyance, transferring the Purchased Securities from the Seller to the Buyer, in form and substance reasonably satisfactory to the Buyer.

(iii) a certificate dated as of the Closing Date and duly executed by the Seller and an authorized officer of the Company certifying and attaching thereto (1) true and complete copies of the Company’s Organizational Documents; (2) resolutions of the Company’s management body authorizing the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents; and (3) certificates issued by the applicable Governmental Authority for the State of Delaware evidencing the existence and good standing of the Company, dated not earlier than 10 Business Days prior to the Closing Date; and (4) the names and signatures of the member or individuals of the Company authorized to sign Transaction Documents;

(iv) a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445, stating that Seller is not a “foreign person” as defined in Code §1445;

(v) payoff letters or final invoices from those third parties, if any, to whom Seller Transaction Expenses are to be paid pursuant to the Payment Schedule;

(vi) resignations from any Persons identified on Schedule 3.02(a)(viii);

(vii) all of the minute books, stock transfer ledgers, and similar corporate records of the Company;

(viii) releases from each of the Key Employees in a form reasonably acceptable to Buyer, dated as of the Closing Date, duly executed by each of the Key Employees releasing the Company from any and all Liabilities with respect to their existing employment agreements; and

(ix) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to and as may be reasonably requested by Buyer.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) an amount in cash equal to the Cash Consideration Amount, by wire transfer of immediately available funds to the account or accounts designated by the Seller at least two (2) Business Days prior to the Closing Date;

(ii) certificates representing the Rollover Equity issuable at Closing;

(iii) the Convertible Note executed by the Buyer; and

(iv) a certificate dated as of the Closing Date and duly executed by an authorized officer of the Buyer certifying and attaching thereto (1) true and complete copies of Buyer’s Organizational Documents; (2) resolutions of Buyer’s management body authorizing the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents; and (3) certificates issued by the applicable Governmental Authority for the State of Nevada evidencing the existence and good standing of the Buyer, dated not earlier than 10 Business Days prior to Closing; and (4) the names and signatures of the member or individuals of the Buyer authorized to sign Transaction Documents.

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Subject to and except as set forth in the Disclosure Schedules, the Seller hereby represents and warrants to the Buyer that the statements contained in this Article IV are true and correct as of the Closing Date.

Section 4.01. Organization and Qualification

. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the business of the Company as currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Company’s assets or the operation of the business of the Company as currently conducted makes such licensing or qualification necessary.

Section 4.02. Capitalization and Related Matters.

(a) Seller is the record owner of all of the Company Securities. All such Company Securities were duly authorized and validly issued.

(b) Except for this Agreement, there are no statutory or contractual preemptive rights, co-sale rights, rights of first refusal or similar restrictions with respect to the Company Securities, including with respect to the sale of the Purchased Securities contemplated hereby. There are no agreements or understandings among the holders of Company Securities or among any other Persons with respect to the voting or transfer of the Company Securities. The Company have not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities, and assuming the accuracy of Buyer’s representations and warranties set forth in ARTICLE VI, the sale of the Purchased Securities contemplated hereby does not require registration under the Securities Act or any applicable state securities Laws.

(c) The Company does not have any commitment by which the Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit and bankers’ acceptances), and the Company has not guaranteed the Indebtedness of any other Person (including in the form of an agreement to repurchase or reimburse).

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Section 4.03. No Conflicts; Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement, or other Organizational Documents of Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or the business of the Company as currently conducted; (c) Except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which the Company is a party or by which either the Company is bound or to which any of the assets owned by the Company are subject (including any Material Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any assets owned, leased or in use by the Company. Except as set forth in Section 4.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

The parties agree and acknowledge that the Company is required to receive consent from Umpqua Bank (the “Bank”) prior to Closing pursuant to the Loan Agreement and Promissory Note between Company and the Bank dated October 6, 2021 (the “Loan Documents”), and that such consent has not been obtained as of the Closing Date. The lack of such consent constitutes an Event of Default under the Loan Documents and could lead to an acceleration of the Company’s debt to the Bank. Buyer is entering into this Agreement despite that and agrees to indemnify Seller for any and all amounts Seller may owe the Bank under the Loan Documents, whether arising from Seller’s retained ownership in the Company or any personal guaranty under the Loan Documents.

Section 4.04. Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2020 and 2021, and the related income statements for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as of February 28, 2022, and the related income statements for the period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) have been delivered to Buyer. Except as set forth in Section 4.04 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of February 28, 2022, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Section 4.04 of the Disclosure Schedules sets forth all of the Indebtedness of the Company.

Section 4.05. Undisclosed Liabilities. Except as set forth in Section 4.05 of the Disclosure Schedules, the Company has no Liabilities except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the Ordinary Course of Business, or (c) Liabilities reasonably expected not to have a Material Adverse Effect.

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Section 4.06. Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the Ordinary Course of Business, with respect to the Company there has not been any: Except as set forth in Section 4.06 of the Disclosure Schedules:

(a) event, occurrence or development that has had, or, to the Seller’s Knowledge, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c) entry into any Contract that would constitute a Material Contract;

(d) incurrence, assumption or guarantee of any Indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(e) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet, except for the sale of Inventory in the Ordinary Course of Business;

(f) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(g) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(h) material damage, destruction or loss, or any material interruption in use, of any material assets, whether or not covered by insurance;

(i) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(j) material capital expenditures (i.e., in excess of $100,000.00 in the aggregate) which would constitute an Assumed Liability;

(k) imposition of any Encumbrance upon any of the assets other than Permitted Encumbrances or those which will be paid off or released at Closing;

(l) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law or which do not exceed $10,000 annually, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $10,000 annually, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

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(m) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against a Seller under any similar Law;

(n) occurrence of any extraordinary (i.e., in excess of $100,000) loss, damage, destruction or casualty loss or affirmatively waived any rights of material value under any Assigned Contract, whether or not covered by insurance and whether or not in the Ordinary Course of Business;

(o) making of any capital expenditures or commitments therefor such that the aggregate outstanding amount of unpaid obligations and commitments with respect thereto and which are Assumed Liabilities are reasonably expected to exceed $100,000 on the Closing Date;

(p) creation, incurrence, assumption or guaranty of any Indebtedness which is an Assumed Liability, other than Current Liabilities incurred in the Ordinary Course of Business;

(q) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $20,000, individually (in the case of a lease, per annum) or $40,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the Ordinary Course of Business;

(r) material change in the conduct of its cash management, other than in the Ordinary Course of Business (including the collection of receivables, payment of payables, maintenance of Inventory control and pricing and credit practices);

(s) (i) any change in the prices or terms of distribution of products or services, (ii) any change to pricing, discount, allowance or return policies, or (iii) grant of any pricing, discount, allowance or return terms for any customer or supplier, including by modifying the manner in which it licenses or otherwise distributes its products;

(t) failure to promptly pay and discharge Current Liabilities in an amount in excess of $100,000 except where disputed in good faith;

(u) any occurrence whereby the Company: (i) awarded or paid any bonuses to any current or former employee, officer, director or independent contractor of the Company, except to the extent accrued on the Interim Balance Sheet, reflected on the Financial Statements or as required under the terms of an equity incentive plan of such Seller adopted by its board of directors or pursuant to an employee’s or independent contractor’s terms of employment; (ii) entered into any new employment other than with respect to new hires, deferred compensation, severance or similar agreement (nor amended any such existing agreement in any material respect); (iii) increased or agreed to increase the compensation payable or to become payable by it (other than in the Ordinary Course of Business) or benefits to be provided to any current or former director, officer, employee or independent contractor of the Company other than normal recurring increases or pursuant to an employee’s or independent contractor’s terms of employment; (iv) except as required by Law, adopted, amended or terminated any equity incentive plan or made any other material change in employment terms for any employee, officer or director or the engagement terms of any independent contractor; or (v) amended or renegotiated any existing collective bargaining agreement or entered into any new collective bargaining agreement; or

(v) entry into any Contract to do any of the foregoing or taking any action or failing to take any action that has resulted or could reasonably be believed to result in any of the foregoing.

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Section 4.07. Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts to which Company is a party (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property, the Real Property Leases and all Intellectual Property Agreements, being “Material Contracts”):

(i) all Contracts (which are not Contracts suppliers, materialmen or vendors) involving aggregate consideration in excess of $500,000;

(ii) all Contracts with suppliers, materialmen or vendors involving aggregate consideration in excess of $100,000;

(iii) all Contracts that require the Company to purchase or sell a stated portion of the requirements or outputs of the Company or that contain “take or pay” provisions;

(iv) all Contracts (other than Contracts with customers) that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(v) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any Real Property (whether by merger, sale of stock, sale of assets or otherwise);

(vi) all broker, distributor, dealer, manufacturer’s Representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vii) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);

(viii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees);

(ix) all Contracts with any Governmental Authority;

(x) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi) all joint venture, partnership or similar Contracts;

(xii) all Contracts for the sale of any of the assets or properties of the Company or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the assets or properties of the Company;

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(xiii) all Contracts (A) providing for the Company to be the exclusive or preferred provider of any product or service to any Person or that otherwise involves the granting by any Person to the Company of exclusive or preferred rights of any kind, (B) providing for any Person to be the exclusive or preferred provider of any product or service to the Company or that otherwise involves the granting by the Company to any Person of exclusive or preferred rights;

(xiv) any Contact containing a most favored nation clause;

(xv) each Contract with a Material Customer;

(xvi) each Contract with a Material Supplier;

(xvii) all powers of attorney with respect to the Company or any of its assets or properties;

(xviii) all collective bargaining agreements or Contracts with any Union;

(xix) any settlement, conciliation or similar agreement with any Governmental Authority (other than agreements for duties and taxes in the ordinary course of business) or pursuant to which the Company will have outstanding obligations after the date of this Agreement; or

(xx) all other Contracts that are material to the Company or the Company’s operation of its business as presently conducted and not previously disclosed pursuant to this Section 4.07.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Material Contract.

Section 4.08. Title to Assets. Except for the encumbrances set forth in Section 4.08 of the Disclosure Schedules, the Company has good and valid title to, or a valid leasehold interest in, all of the properties and assets, whether tangible or intangible, used or held for use by, located on its premises, shown on the Interim Balance Sheet or acquired thereafter, free and clear of all Encumbrances, except for the tangible properties and assets disposed in the ordinary course of business since the Interim Balance Sheet Date and except for those items set forth in Section 4.08 of the Disclosure Schedules (the “Permitted Encumbrances”).

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Section 4.09. Condition and Sufficiency of Assets. Except as set forth in Section 4.09 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and such properties and assets comprise all of the properties and assets necessary for the conduct of its business as presently conducted or otherwise used by the Company in the conduct of its business during the past twelve (12) months.

Section 4.10. Subsidiaries. Except as set forth in Section 4.10 of the Disclosure Schedules, neither the Company nor any of its Affiliates own or control any capital stock, joint venture interest, membership interest or other equity interest in any Subsidiary holding title to, beneficial interest in or a leasehold interest in any of the assets or other properties used by the Company in the operation of its business as currently conducted. The Company does not have any Subsidiaries.

Section 4.11. Real Property.

(a) Section 4.11(a) of the Disclosure Schedules sets forth each parcel of Real Property owned by the Company and used in or necessary for the conduct of the business of the Company as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. Company has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Company acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company with respect to such parcel. With respect to each parcel of Owned Real Property:

(b) the Company has good and marketable fee simple title to any Owned Real Property, free and clear of all Encumbrances, except (A) Permitted Encumbrances and (B) those Encumbrances set forth on Section 4.11(a)(i) of the Disclosure Schedule;

(c) except as set forth on Section 4.11(a)(ii) of the Disclosure Schedules, Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(d) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(e) Section 4.11(b) of the Disclosure Schedules sets forth each parcel of Real Property leased by the Company and used in or necessary for the conduct of the business of the Company as currently conducted (together with all rights, title and interest of the Company in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property (collectively, the “Leases”). The Company has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

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(i) such Lease is valid, binding, enforceable and in full force and effect, and the Company enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) the Company is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Company has paid all rent due and payable under such Lease;

(iii) the Company has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Leases and, to the Knowledge of the Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) the Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) the Company has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(f) the Company has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(g) The Real Property is sufficient for the continued conduct of the business of the Company after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the Real Property necessary to conduct the business of the Company as currently conducted.

Section 4.12. Intellectual Property.

(a) Section 4.12(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. With respect to the listed Intellectual Property Registrations and Intellectual Property Assets, each has been prosecuted or maintained, as the case may be, in compliance with all applicable rules, policies and procedures of the appropriate U.S., state or foreign registry in all material respects.

(b) Section 4.12(b) of the Disclosure Schedules lists all Intellectual Property Agreements, which are considered Material Contracts and, except as set forth on Section 4.12(b) of the Disclosure Schedules, comply with Section 4.07(b). The Company has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. The Company has the valid right to assign to Buyer the Intellectual Property Agreements, for use in the manner required for the business of the Company as currently conducted, and free and clear of all Encumbrances other than Permitted Encumbrances.

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(c) Except as set forth in Section 4.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge the Company’s exclusive ownership of all Intellectual Property Assets. The Company has provided Buyer with true and complete copies of all such agreements. The Company has not granted to any third party any exclusive rights relating to its Intellectual Property Assets.

(d) The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the business of the Company as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the business of the Company as currently conducted.

(e) The Company’s rights in the Intellectual Property Assets are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) The conduct of the business of the Company as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by the Company, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company in connection with the business of the Company as currently conducted; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or the Company’s rights with respect to any Intellectual Property Assets; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

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(h) Section 4.12(h) of the Disclosure Schedules identifies: (a) all Software, documentation and other materials related thereto developed by, on behalf of, or owned by the Company or is Intellectual Property licensed under the Intellectual Property Agreements used in connection with the business of the Company as currently conducted. The Company owns, or has a valid license to use, the Software that is necessary for the conduct of the business, and the consummation of the transactions contemplated hereby will not conflict with any such rights or require the payment of any additional fees or amounts to any third party.

(i) Except as set forth in Section 4.12(i) of the Disclosure Schedule, the Company has not embedded, linked to or otherwise incorporated any Software (in source or object code form) licensed from another party under a license commonly referred to as an open source, free Software, copyleft or community source code license corresponding to the requirements defined in the Open Source Definition (available on the URL: http://opensource.org/osd) by the Open Source Initiative, or by the Free Software Foundation (available on the URL: http://www.fsf.org/?set_language=fr), which the Company acknowledged to have read and understood (such Software “Open Source Software”) in any of its Software generally available or in development or otherwise used Open Source Software in a manner that obligates the Company to disclose, make available, offer or deliver the source code of any Software other than such Open Source Software.

(j) The Company is in compliance in all material respects, with all: (a) applicable Laws, statutes, directives, rules, regulations and guidance, (b) contractual obligations, (c) internal and public-facing privacy and/or security policies of the Company, (d) public statements that the Company has made regarding its respective privacy and/or data security policies or practices, and (e) applicable published industry standards relating to the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any private or protected information collected or used by the Company in the operation of its business as presently conducted. There is no complaint to, or any audit, proceeding, claim, or investigation (formal or informal) currently pending against the Company by any private party, the Federal Trade Commission, any state attorney general or similar state official, or any other governmental entity, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage or disposal of private or protected information. The Company has taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect such private or protected information against loss and against unauthorized access, use, modification, disclosure or other misuse.

Section 4.13. Inventory. All Inventory, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 4.14. Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet (the “Accounts Receivable”) and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP and are materially true, accurate, and not materially misleading, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

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Section 4.15. Suppliers and Customers.

(a) Section 4.15(a) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $250,000 for the period October 15, 2021 through February 28, 2022 (collectively, the “Material Suppliers”). Except as set forth on Section 4.15(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 4.15(b) of the Disclosure Schedules sets forth with respect to the Company (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $25,000 for the most recent fiscal year (collectively, the “Material Customers”); and (ii) the amount of revenues from each Material Customer during such period. Except as set forth on Section 4.15(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease, to purchase goods or services from the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 4.16. Insurance. The Company has furnished to Buyer certificates of insurance, evidencing all insurance policies covering the Company and the business as presently conducted by the Company, each of which is listed on Section 4.16 of the Disclosure Schedules (“Insurance Policies”). There is no claim by the Company pending under any policy to which coverage has been questioned, denied (including the reservation of the right to deny) or disputed by the underwriter. All such policies are in full force and effect, and the Company is in material compliance with the terms and conditions of such policies and has paid all premiums due and payable thereunder. The Company has not received written notice from any underwriter stating that such policy is not in full force and effect, or threatening to cancel or reduce coverage under such policy. Such policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 4.17. Intentionally Left Blank.

Section 4.18. Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.18(a) of the Disclosure Schedules, there are no (and there have not been, within the past five (5) years) Actions pending or, to Seller’s Knowledge, threatened against or by the Company (a) relating to or affecting the Company; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 4.18(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Company. The Company is in compliance with the terms of each Governmental Order set forth in Section 4.18(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

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Section 4.19. Compliance with Laws; Permits.

(a) Except as set forth in Section 4.19(a) of the Disclosure Schedules, the Company has complied, and is now complying in all material respects, with all Laws and Safety Requirements that noncompliance of such would have a Material Adverse Effect applicable to the conduct of the business of the Company as currently conducted or the ownership and use of the assets and properties of the Company.

(b) All Permits required for the Company to conduct the business of the Company as currently conducted or for the ownership and use of the assets and properties of the Company have been obtained by the Company and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.19(b) of the Disclosure Schedules lists all current Permits issued to the Company which are related to the conduct of the business of the Company as currently conducted or the ownership and use of the assets and properties of the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.19(b) of the Disclosure Schedules.

(c) Neither the Company nor any manager, member, officer, agent, or employee of the Company, or any other Person or acting for or on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Law, including, without limitation, any anti-corruption laws applicable to the Company, (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

Section 4.20. Environmental Matters.

(a) Except as set forth on Section 4.20(a) of the Disclosure Schedules: (i) the operations of the Company are currently and have been in compliance with all Environmental Laws; and (ii) the Company has not received from any Person any Environmental Notice or Environmental Claim, or written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.20(b) of the Disclosure Schedules) necessary for the conduct of the Company’s business as currently conducted or the ownership, lease, operation or use of the assets or properties of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the business of the Company as currently conducted or the ownership, lease, operation or use of the assets or properties of the Company. With respect to any such Environmental Permits, the Company has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and the Company is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

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(c) None of the Real Property currently or formerly owned, leased or operated by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Substances in contravention of Environmental Law with respect to the Company or any Real Property currently or formerly owned, leased or operated by the Company, and the Company has not received an Environmental Notice that any Real Property currently or formerly owned, leased or operated by the Company (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company

(e) Section 4.20(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f) Section 4.20(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Substances treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Company has not received any Environmental Notice regarding potential Liabilities with respect to such off-site Hazardous Substances treatment, storage, or disposal facilities or locations used by the Company.

(g) Except as set forth on Section 4.20(g) of the Disclosure Schedules: (i) the Company has not assumed, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person under any Environmental Law; and (ii) the Company has furnished to Buyer all material environmental assessments, audits, investigations, reports, and other material environmental documents relating to the Company, including its business as presently conducted or any assets property or facility of the Company (including the Leased Real Property) in its possession or under its reasonable control.

(h) The Company has not retained or assumed, by contract or operation of Law, any Liabilities or obligations of third parties under Environmental Law.

(i) The Company has provided or otherwise made available to Buyer and listed in Section 4.18(i) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents related to the Company or the business as presently conducted by the Company, or any Real Property currently or formerly owned, leased or operated by the Company which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Substances; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(j) The Company is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Substances that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the assets or properties of the Company or the business of the Company as currently carried out.

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(k) The Company owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 4.20(k) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. The Company is not aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 4.21. Employee Benefit Matters.

(a) Section 4.21(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.21(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

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(c) Except as set forth in Section 4.21(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to a tax or penalty under Sections 4975 or 4980H of the Code.

(d) No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each a “Single Employer Plan”) in which employees of the Company or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. Except as set forth in Section 4.21(d) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(e) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(f) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan/except as set forth in of the Disclosure Schedules, no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to the Company and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) except as set forth in Section 4.21(f) of the Disclosure Schedules, no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

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(g) Except as set forth in Section 4.21(g) of the Disclosure Schedules and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

(h) Except as set forth in Section 4.21(h) of the Disclosure Schedules, there is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Company, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Company, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Except as set forth in Section 4.21(k) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(l) Each Benefit Plan has been maintained and administered in all material respects in compliance with (i) its terms; (ii) the terms, if applicable, of any related funding instruments; and (iii) all applicable Laws.

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(m) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

Section 4.22. Employment Matters.

(a) Section 4.22(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses. To the Seller’s Knowledge, no executive or other employee or independent contractor of the Company has any plans to terminate employment with or services being provided to, as the case may be, the Company.

(b) The Company is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of the Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any employees thereof. The Company has no duty to bargain with any Union.

(c) The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as consultants or independent contractors of the Company are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 4.22(c) of the Disclosure Schedules, there are no Actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d) The Company has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

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(e) The Company has provided or made available to the Buyer, all inspection reports under all applicable occupational health and safety laws relating to the Company which have been internally prepared or externally prepared to the extent that such reports are in the possession of the Company.

(f) The Company has not been charged with any offenses or received any written complaint, and there are no outstanding orders, nor any pending or, to the Knowledge of Seller, threatened charges or complaints, made under any occupational health and safety laws relating to or which have a Material Adverse Effect on the Company. There have been no fatal or critical accidents within the last three years resulting from the operations of the Company. The Company has complied in all material respects with any orders issued under all such occupational health and safety laws. There are no appeals of any orders under any such occupational health and safety laws relating to the Company which are currently outstanding.

(g) There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “Assessments”) or any other communications related thereto which the Company has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Company carries on business and there are no Assessments which are unpaid on the date hereof or which will be unpaid at the Closing Date or have not been accrued for in the Financial Statements and, to the Knowledge of Seller, there are no facts or circumstances which may result in a material increase in liability to the Company from any applicable workers’ compensation or workplace safety and insurance laws after the Closing Date. The Company’s accident cost experience relating to its business operations is such that there are no pending or, to the Knowledge of Seller, possible Assessments and there are no claims or potential claims to the Knowledge of Seller, which may have a Material Adverse Effect on the Company’s accident cost experience.

(h) The Company’s contracts and other understandings with independent contractors constitute a bona fide agreement whereby such individuals are independent contractors to, and are not employees of, the Company, and there are not any disputes, claims, charges or allegations pending or, to the Knowledge of the Seller, threatened at law or in equity before any governmental entity that challenge (i) the Company’s compliance under any rule, regulation or law, (ii) the independent contractor nature of such contracts or independent contractor's work status, or (iii) other understandings or arrangements of any nature whatsoever.

Section 4.23. Taxes. Except as set forth in Section 4.23 of the Disclosure Schedules:

(a) The Company has timely filed or has had timely filed on its behalf (in each case, after giving effect to extensions) with the appropriate Taxing Authority, all Tax Returns which it is required to file under applicable Laws and regulations, and all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable Laws.

(b) The Company has timely paid all Taxes due and owing by it, unless validly extended (whether or not such Taxes are shown or required to be shown on a Tax Return).

(c) No deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxing Authority against any the Company. There are no outstanding refund claims with respect to any Tax or Tax Return of the Company.

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(d) The Company has withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person, and each Person who has received compensation for the performance of services on behalf of the Company has been properly classified as an exempt or non-exempt employee or an independent contractor of the Company in accordance with applicable Laws.

(e) The Company is not currently subject to any Encumbrances for Taxes, other than Permitted Encumbrances, imposed upon any of the assets or properties of the Company.

(f) The Company has not waived any statute of limitations with respect to any Taxes or agreed to or been granted any extension of time for filing any Tax Return which has not been filed, and the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency that in either case is still in effect.

(g) No foreign, federal, state or local Tax audits, examinations, investigations, suits, claims, administrative or judicial Tax Proceedings or other actions are, outstanding, pending or being conducted, or, to the Knowledge of the Seller, threatened against or with respect to the Company, and there are no Tax matters under discussion with any Taxing Authority concerning any Tax Return or Tax of the Company that are reasonably expected to result in a Tax liability of the Company.

(h) The Company has not received from any foreign, federal, state or local Taxing Authority (including jurisdictions where the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority or other Governmental Authority against the Company.

(i) Section 4.23(i) of the Disclosure Schedules contains a list of all jurisdictions (whether foreign or domestic) in which any Tax is properly payable or any Tax Return is properly required to be filed by the Company.

(j) No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(k) The Company has never been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary Tax Return. The Company is not currently liable, nor does the Company have any potential liability, for the Taxes of another Person (i) under Treasury Regulations Section 1.1502-6 (or comparable provisions of state, local or foreign Law) or (ii) as a transferee or successor, or (iii) by contract, other agreement or otherwise. The Company is not a party to or bound by any Tax allocation or Tax sharing agreement.

(l) The unpaid Taxes of the Company did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (other than in any notes thereto). Since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(m) The Company has not executed or entered into a “closing agreement” pursuant to Code Section 7121 (or any comparable provisions of state, local or foreign Law), and the Company has not obtained, nor is any request for outstanding, any private letter ruling from the IRS or comparable ruling from any other Taxing Authority.

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(n) The Company shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any sale reported on the installment method or open transaction disposition where such sale or transaction occurred on or prior to the Closing Date, (iii) any prepaid amount received on or prior to the Closing Date, (iv) any election made pursuant to Code Section 108(i), or (v) any intercompany transaction or excess loss account under Code Section 1502 (or any comparable provisions of state, local or foreign Tax Law).

(o) [Reserved].

(p) The Company is not, and has not been, a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b) (or any comparable provisions of state, local or foreign Tax Law).

(q) The Company has not distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(r) The Company has not been a United States Real Property holding corporation within the meaning of Code Section 897(c) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(s) The Company is not (i) a “controlled foreign corporation” as defined in Code Section 957, or (ii) a “passive foreign investment company” within the meaning of Code Section 1297, or (iii) a resident for Tax purposes nor does it have a permanent establishment in any country with which the United States has a relevant Tax treaty, as defined in such relevant Tax treaty, and does not otherwise operate or conduct business through any branch, agency or otherwise in any country other than the United States.

Section 4.24. Affiliate Transactions. Except as set forth in Section 4.24 of the Disclosure Schedules, the Company is not is a party to any contract, loan, account receivable, accounts payable or other business arrangement with Seller or any member, officer, manager, employee or independent contractor of the Company (nor any Affiliate or immediate family member of Seller or of any of the foregoing) with respect or relating in whole or in part to any of the business as presently conducted by the Company, any assets or properties of in use by or leased by the Company, or Leased Real Property.

Section 4.25. Brokers. Except for Website Closers, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company. These fees are the responsibility of Seller.

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ARTICLE V.

REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

The Seller represents and warrants to Buyer that the statements contained in this ARTICLE V are true and correct as of the Closing Date.

Section 5.01. [Reserved].

Section 5.02. Authorization. The Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which the Seller is a party, to carry out the Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and any other Transaction Document to which the Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. When each other Transaction Document to which the Seller is a party has been duly executed and delivered by the Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Seller enforceable against it in accordance with its terms.

Section 5.03. No Conflicts; Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement, or other Organizational Documents of the Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Seller or the business of the Seller as currently conducted; (c) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any of the Company Securities. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04. Brokers. Except for Website Closers, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any of the Seller.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE VI are true and correct as of the Closing Date.

Section 6.01. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.

Section 6.02. Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

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Section 6.03. No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement or other Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 6.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 6.05. Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VII.

COVENANTS

Section 7.01. [Reserved]

Section 7.02. [Reserved]

Section 7.03. Confidentiality. From and after the Closing, Seller shall, and shall cause their respective Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company or the business of the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed; provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 7.04. Non-competition; Non-solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), and except as an employee or independent contractor of Buyer and for Buyer’s benefit, Seller shall not, and shall not permit any of his Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Company (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Company after the Closing), or any other Person who has a material business relationship with the Company, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and do not, directly or indirectly, whether individually or collectively, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Person who is offered employment by Buyer pursuant to Section 7.04(a), or is or was employed by the Company during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or induce or attempt to solicit or induce any Person, who is or was a customer, supplier, vendor, distributor, or other business relation of the Company, to cease, reduce, or adversely modify its manner of, doing business with the Company, or in any way adversely interfere with the relationship between any supplier, vendor, distributor or other business relation, on the one hand, and the Company, on the other hand.

(d) Seller acknowledges that a breach or threatened breach of this Section 7.04 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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(e) Seller acknowledges that the restrictions contained in this Section 7.04 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.04 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 7.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.05. Governmental Approvals and Consents; Closing Conditions.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents, except as described in Section 4.03. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller shall use its reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules, except as described and acknowledged in Section 4.03.

Section 7.06. Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), the Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer, and the Seller shall consult with Buyer as to the timing and contents of any such approved announcement.

Section 7.07. Post-Closing Audit. Following the Closing, Buyer and Seller agree to cooperate fully and provide access to the books and records of the Company and to the assets under 2.1 (j) of the asset purchase agreement dated September 9, 2021 by and among Cygnet Online, LLC and Get Fit Fast Supplements, LLC, and to direct their third party accountants and consultants to do the same, including “All books and records and all data, files, documents, papers, agreements, books of account and other records pertaining to the Assets or the Business which are used in connection therewith, including records relating to current employees of Seller, client and customer lists and records, financial records, and accounting records” to such persons as required for the purpose of an accounting firm conducting an audit of the Company compliant with applicable Federal securities laws. Such audit shall be initiated as soon as reasonably practicable after the Closing Date. The costs of such post-closing audit shall be borne by the Buyer.

Section 7.08. Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable the Seller or its Affiliate shall remit such funds to the Company within five (5) Business Days after its receipt thereof.

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Section 7.09. Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.10. Release. Effective as of the Closing, except for any rights or obligations under this Agreement or the other Transaction Documents, the Seller, for itself and its Affiliates and each of its current, former and future advisors, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer, the Company, and its Affiliates and each of their respective current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Released Parties”) of and from, and forever waives and relinquishes all Actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, and covenants (whether express or implied), claims and demands whatsoever, whether in law or in equity, which the Releasing Parties may have against each of the Released Parties, now has or in the future may have, in respect of any cause, matter or thing relating to the Company or operations of the Company prior to Closing, or the transactions contemplated by this Agreement. Each Releasing Party, on behalf of itself and each Releasing Party, covenants and agrees that no Releasing Party shall assert any such claim or Action against the Released Parties.

Section 7.11. Certain Tax Matters.

(a) Notwithstanding anything to the contrary in this Agreement, all Transfer Taxes incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Seller shall promptly provide to Buyer copies of all filed Tax Returns relating to Transfer Taxes and reasonable written evidence that all Transfer Taxes have been timely paid to the appropriate Taxing Authority.

(b) For purposes of this Agreement, the portion of Tax, with respect to the income, property or operations of the Company that are attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the end of the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 7.11.

(c) The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period and the Post-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined. In the case of a Tax that is (y) paid for the privilege of doing business during a period (a “Privilege Period”) and (z) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” will mean such accounting period and not such Privilege Period.

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(d) The Seller will prepare and timely file (with applicable extensions), or cause to be prepared and timely filed (with applicable extensions), all income Tax Returns of the Company with respect to any Pre-Closing Tax Periods that will be filed on or after the Closing Date (the “Seller-Prepared Tax Returns”). The Seller-Prepared Tax Returns will be prepared in a manner consistent with Company’s past practice, procedures and accounting methods applied by the Company, unless otherwise required by applicable Law. At least forty-five (45) days prior to the date on which each such Seller-Prepared Tax Return for any Pre-Closing Tax Period is due (with applicable extensions), the Seller will submit such Seller-Prepared Tax Return to the Buyer for review and comment. The Buyer will provide any written comments to the Seller no later than twenty (20) days after receiving any such Seller-Prepared Tax Return and, if the Buyer does not provide any written comments within such 20-day period, the Buyer will be deemed to have accepted such Seller-Prepared Tax Return. The Parties will attempt in good faith to resolve any dispute with respect to such Seller-Prepared Tax Return. If the Parties are unable to resolve any such dispute at least fifteen (15) days before the due date (with applicable extensions) for any such Seller-Prepared Tax Return, the Buyer and the Seller will jointly engage the Independent Accountant to resolve such dispute. The Buyer and the Seller will share equally the fees and expenses of the Independent Accountant. If the Independent Accountant is unable to resolve any such dispute prior to the due date (with applicable extensions) for any such Seller-Prepared Tax Return, such Seller-Prepared Tax Return will be filed as prepared by the Seller subject to amendment, if necessary, to reflect the resolution of the dispute by the Independent Accountant.

(e) The Buyer will prepare, or cause to be prepared, and timely file (with applicable extensions), or cause to be timely filed (with applicable extensions), all Tax Returns of the Company required to be filed after the Closing Date (i) with respect to any Pre-Closing Tax Periods, other than those Tax Returns that are prepared by the Seller pursuant to Section 7.14(a) and (ii) with respect to any Straddle Period (the “Buyer-Prepared Tax Returns”). The Buyer-Prepared Tax Returns will be prepared in a manner consistent with the past practices, procedures and accounting methods applied by the Company, unless otherwise required by applicable Law. At least forty-five (45) days prior to the date on which each such Buyer-Prepared Tax Return is due (with applicable extensions), the Buyer will submit such Buyer-Prepared Tax Return to the Seller for review and comment. The Seller will provide any written comments to the Buyer no later than twenty (20) days after receiving any such Buyer-Prepared Tax Return and, if the Seller does not provide any written comments within such 20-day period, the Seller will be deemed to have accepted such Buyer-Prepared Tax Return. The Buyer and Seller will attempt in good faith to resolve any dispute with respect to any such Buyer-Prepared Tax Return. If the Buyer and Seller are unable to resolve any such dispute at least fifteen (15) days before the date (with applicable extensions) for any such Buyer-Prepared Tax Return, the Buyer and the Seller will jointly engage the Independent Accountant to resolve such dispute. The Buyer and the Seller will share equally the fees and expenses of the Independent Accountant. If the Independent Accountant is unable to resolve any such dispute prior to the due date (with applicable extensions) for any such Buyer-Prepared Tax Return, such Buyer-Prepared Tax Return will be filed as prepared by the Buyer subject to amendment, if necessary, to reflect the resolution of the dispute by the Independent Accountant.

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(f) Notwithstanding anything in this Agreement to the contrary, with respect to any Indemnified Taxes owed with respect to any Buyer-Prepared Tax Return, Seller shall pay an amount equal to the amount of such Indemnified Taxes to the Buyer no later than ten (10) days prior to the due date (with applicable extensions) of such Buyer-Prepared Tax Returns.

(g) In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial Proceedings relating to the Tax liabilities imposed on the Company, the Buyer and the Company, on the one hand, and the Seller, on the other hand, will cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.

(h) The Seller and Buyer agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

(i) Notwithstanding anything to the contrary in this Agreement, the Seller has the right to represent the interests of the Company before the relevant Governmental Entity with respect to any inquiry, assessment, Proceeding or other similar event relating to any Pre-Closing Tax Period (a “Tax Matter”) and have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter, and the Buyer will have such right with respect to a Straddle Period.

(j) If a Tax Matter for a Pre-Closing Tax Period could impact the Buyer or the Company from and after the Closing, then the Buyer will have the right to participate in the defense of such Tax Matter and the Seller will not enter into any settlement or other compromise any such Tax Matter to the extent it would adversely affect the Buyer or the Company from and after the Closing without the prior written consent of the Buyer, which consent will not be unreasonably conditioned, withheld or delayed.

(k) The Seller will be entitled to any Tax refunds or direct credits, including any amounts credited against Tax to which the Company shall become entitled (including the employee retention credit under Section 2301 of the CARES Act,, as amended), including interest paid therewith, in respect of Taxes paid by the Company with respect to a Pre-Closing Tax Period; provided that, (i) the amount the Buyer is required to pay to the Seller will be reduced by any net Taxes paid or expected to be paid with respect to such refund or credit and by any third-party costs or expenses associated with obtaining such refund or credit; (ii) no amount will be required to be paid to the Seller to the extent it relates to a carryback of a Tax attribute from a period (or portion thereof) following the Closing Date; and (iii) no Tax refund or credit, if such refund or credit is not in the form of cash, will be treated as having been received unless such refund or credit is actually realized and only to the extent that the Buyer will have had Taxes which it would otherwise be required to pay (or have paid on its behalf) reduced or eliminated as a result of such refund or credit. Subject to the foregoing, the Buyer will forward or pay to the Seller such Tax refund or direct credits within ten (10) Business Days after receipt or realization thereof.

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(l) If requested by Buyer, Seller shall, at no cost to Seller, cooperate with Buyer in requesting the Company make a Code Section 754 election effective for the taxable year that includes the Closing Date, or take any other action as may be reasonably necessary and as reasonably requested by Buyer to cause the Company to make such election.

(m) The Seller agrees that Seller shall comply with all IRS Rules and Regulations applicable to any Seller Prepared Tax Return with regard to the deduction of expenses financed with PPP Loan proceeds.

ARTICLE VIII.

[INTENTIONALLY LEFT BLANK]

ARTICLE IX.

INDEMNIFICATION

Section 9.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01 (Organization and Qualification), Section 4.02 (Capitalization and Related Matters), Section 4.03 (No Conflicts; Consents) Section 4.08 (Title to Assets), Section 4.19 (Compliance with Laws; Permits), Section 4.23 (Taxes), Section 6.01 (Organization of Buyer), Section 5.02 (Authorization); Section 5.03 (No Conflicts; Consents), Section 6.02 (Authority of Buyer) and Section 6.04 (Brokers) (collectively, the “Fundamental Representations”) shall survive indefinitely, and (ii) Section 4.20 (Environmental Matters), Section 4.21 (Employee Benefit Matters) and Section 4.22 (Employment Matters) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02. Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE IX, the Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives and the Company (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of any of:

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(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Indebtedness or Seller Transaction Expenses not included in either (1) the Payment Schedule or (2) in Indemnified Debt and set forth on Section 4.04 of the disclosure Schedule;

(d) all amounts set forth in the Payment Schedule and any claims by any Persons to such amounts;

(e) any of the items listed or required to be listed on Section 4.18(a) or Section 4.18(b) of the Disclosure Schedules;

(f) any of the items listed on Section 9.02(f) of the Disclosure Schedules.

Section 9.03. Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE IX, Buyer shall indemnify and defend the Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of any of:

(g) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(h) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(i) any acceleration, payments, costs, or expenses incurred related to the lack of consent from the Bank, as acknowledged in Section 4.03; or

(j) the Indemnified Debt.

Section 9.04. Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a) For purposes of this ARTICLE IX, determination of any inaccuracy in or breach of any representation or warranty, and the calculation of damages in respect thereof, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

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(b) Seller Indemnity Basket. Seller shall have no liability for indemnification with respect to claims under Section 9.02 until the total Losses with respect to such matters exceed $50,000.00 (the “Threshold”), at which point, excepted as limited by the Liability Cap, Buyer shall be entitled to recover for any and all Losses incurred hereunder beginning with the first dollar after the Threshold (the “Seller Deductible”).

(c) Seller Maximum. In no event shall the aggregate indemnification obligations of Seller hereunder exceed $4,500,000.00 (“Liability Cap”), except with respect to fraud or willful misconduct.

Section 9.05. Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice (confirming the Indemnifying Party’s obligation to indemnify and intention to defend) to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided,that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (y) seeks an injunction or other equitable relief against the Indemnified Party, or (z) could result in criminal liability for Buyer or any of its post-Closing Affiliates or Representatives. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided,that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b) pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 7.03) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 day period, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this ARTICLE IX, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.

Section 9.06. Payments. Any Losses payable to a Buyer Indemnitee pursuant to this Article shall first be satisfied from the following sources in the following order: (i) set off (or repurchase) of the Rollover Equity, based on the greater of (A) the value of such Rollover Equity as of the Closing Date or (B) the value of such Rollover Equity, as determined in good faith by the board of directors of the Buyer, as of the date the amount of the indemnity amount was finally agreed or determined, then (ii) set off against any amounts owed under the Convertible Note, then (iii) set off against any Earn-Out Payment, then (iv) from the Seller in cash. Any payments required to be made by any Indemnifying Party in cash hereunder shall be satisfied within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

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Section 9.07. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.08. Insurance; Other Adjustments.

(a) Without limiting Section 9.08(b), the obligation of the Indemnifying Party to indemnify the Indemnified Party against any specific Losses under this ARTICLE IX shall be reduced by (a) the amount of any insurance proceeds actually paid to such Indemnified Party with respect to such Losses, net however of any deductibles or other actual out-of-pocket costs or expenses to or incurred by the Indemnified Party to obtain such proceeds; and (b) the amount of any indemnification, contribution, and other similar payment proceeds actually recovered by such Indemnified Party from a person or entity other than the Indemnifying Party in respect of such Losses, net of any reasonable costs associated with obtaining such proceeds and incurred by such Indemnified Party.

(b) Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for specific Losses to the extent such person has actually been indemnified or reimbursed for such Losses by the Indemnifying Party or any other third party. If an Indemnified Party recovers an amount from a third party with respect to any Losses that is the subject of indemnification hereunder after all or a portion of such Losses has been paid or deemed paid by an Indemnifying Party pursuant to this ARTICLE IX, the Indemnified Party shall promptly remit to the Indemnifying Party in immediately available funds the difference, if any, between (i) the total amount received or deemed received from all sources for such Losses, minus (ii) the amount of such Losses, it being agreed that with respect to such Losses, the Indemnified Party shall not be entitled to receive and retain more than the amount of such Losses.

ARTICLE X.

[INTENTIONALLY LEFT BLANK]

ARTICLE XI.

MISCELLANEOUS

Section 11.01. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 11.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) one day following deposit with a nationally recognized overnight delivery carrier for next day delivery; or (c) on the date sent by e-mail, including portable document format (*.pdf) (with confirmation of transmission) if sent prior to 8 p.m. eastern time, and on the next Business Day if sent after 8 p.m. eastern time. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

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If to Seller:	Eric Hanig 13872 Degas Dr. East Palm Beach Gardens, FL 33410 E-mail:

with a copy (which alone shall not constitute notice) to:	BrownWinick Law 666 Grand Avenue, Suite 2000 Des Moines, IA 50309 Attention: Drew Larson Email:

If to Buyer:	1710 Whitney Mesa Drive Henderson, NV 89014 Attention: Andrew Norstrud, CFO E-mail:

with a copy (which alone shall not constitute notice) to:	Dickinson Wright PLLC 350 E. Las Olas Blvd., Ste. 1750 Ft. Lauderdale, FL 33308 Attention: Clint J. Gage E-mail:

Section 11.03.  Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.04.  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05.  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 7.04(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 11.06.  Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.07.  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided that Buyer may assign its right or obligations hereunder to an Affiliate of Buyer or to the benefit of any senior lender pursuant to existing contractual requirements. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.08.  No Third-party Beneficiaries. Except as provided in ARTICLE IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09.  Amendment and Modification; Waiver. This Agreement may only be amended, restated, amended and restated, supplemented, or otherwise modified by an agreement in writing signed by Seller on one hand and Buyer on the other hand. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10.  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction).

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(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEVADA, OR, IF SUCH COURT IS UNWILLING TO ACCEPT JURISDICTION OVER SUCH MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEVADA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.10(c).

Section 11.11.  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first written above by their respective duly authorized Representatives.

BUYER:

Grove, Inc.

By:
Name:
Its:

SELLER:

Signature:
Name:	Eric Hanig

COMPANY:

Cygnet Online, LLC

By:
Name:
Its:

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